EXHIBIT 10.7

FORM OF
MAF BANCORP, INC.
AMENDED AND RESTATED SPECIAL TERMINATION AGREEMENT

        This AGREEMENT, made as of April 19, 1990, as may have been previously amended from time to time, is hereby amended and restated effective as of January 1, 2007, by and between MAF Bancorp, Inc. (the “Company”), a corporation organized under the laws of the State of Delaware with its office at 55th & Holmes Avenue, Clarendon Hills, Illinois, and [EXECUTIVE] (“Executive”). Any reference to “Bank” herein shall mean Mid America Bank, fsb, wholly owned subsidiary of the Company, or any successor thereto.

        WHEREAS, the Company recognizes the responsibility Executive has with the Company and wishes to protect her position therewith in the event of the occurrence of a Change in Control (defined below) for the period provided in this Agreement; and

        WHEREAS, Executive has been appointed to, and has agreed to serve in the position of [TITLE], a position of substantial responsibility with the Company;

        WHEREAS, the expiration date of this Agreement was previously extended by action of the Board of Directors of the Company to December 31, 2008;

        WHEREAS, the Board has approved a further extension hereof until December 31, 2009, subject to amending and restating this Agreement as provided for herein to, among other things, incorporate prior amendments, if any, and reflect appropriate updating, to clarify the intent of certain provisions, to modify the calculation of severance benefits and to obtain for the benefit of the Company certain restrictive covenants from Executive;

        NOW, THEREFORE, in consideration of the contribution and responsibilities of Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.	Term of Agreement. The term of this Agreement shall be deemed to have commenced as of the date first written above and shall continue through December 31, 2009, subject to extension of such term as hereinafter provided. The term of this Agreement shall be extended for an additional year as of December 31, 2007 and each December 31 thereafter, such that the remaining term is three (3) years as of such December 31; provided that not later than the March 31 following such December 31, the Board of Directors of the Company (the “Board”) has taken action to approve such extension following an annual review of this Agreement and Executive’s performance by the Administrative/Compensation Committee of the Board for purposes of making a recommendation to the Board whether to extend this Agreement, and the results thereof shall be included in the minutes of the Board’s meeting. The Board’s decision whether or not to extend this Agreement shall be promptly communicated to the Executive. In the event the Executive desires not to extend the Agreement for an additional period, the Executive shall provide the Company with written notice at least ten (10) days and not more than twenty (20) days prior to the end of such calendar year. If either the Company or the Executive chooses not to extend the Agreement for an additional period, the Agreement shall cease at the end of its remaining term or, if earlier, upon Executive’s termination of employment. Notwithstanding the foregoing, in the event of the occurrence of a Change in Control as defined in Section 2(b) below prior to the expiration of the term of this Agreement, the term of this Agreement shall automatically extend until the second anniversary of the date of the Change in Control.

2.	Payments to Executive upon Change in Control.

(a)	Upon the occurrence of a Change in Control (as herein defined) of the Company followed at any time during the term of this Agreement by the involuntary termination of Executive’s employment by the Company, other than for disability or a Termination for Cause, as defined in Section 2(c) hereof, or Executive’s voluntary termination of employment for Good Reason, the provisions of Section 3 shall apply. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following after a Change in Control: Executive’s demotion, loss of title, office or significant authority; reduction in Executive’s annual compensation; or relocation of Executive’s principal place of employment by more than 50 miles from its location immediately prior to the Change in Control.

(b)	Definition of a Change in Control. A “Change in Control” of the Bank or the Company shall mean:

(i)	An event that would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or

(ii)	An event that results in a change in control of the Bank or the Company within the meaning of the Home Owners Loan Act of 1933, as amended, and the Rules and Regulations promulgated by the Office of Thrift Supervision (“OTS”) (or its predecessor agency), as in effect on the date hereof, including Section 574 of such regulations; or

(iii)	at such time that any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities or makes an offer to purchase and completes the purchase of securities of the Bank or Company representing 20% or more of the Bank’s or the Company’s outstanding securities ordinarily having the right to vote at the election of directors except for (A) any securities of the Bank owned by the Company or (B) any securities purchased by the employee stock ownership plan and trust of the Company or Bank; or

(iv)	at such time that individuals who constitute the Company’s Board of Directors on the date hereof (the “Incumbent Board”) or the Bank’s Board of Directors on the date hereof (the “Bank Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board or Bank Incumbent Board, as the case may be, or whose nomination for election by the stockholders was approved by the Nominating Committee serving under the Incumbent Board or Bank Incumbent Board, shall be, for purposes of this clause (iv), considered as though such individual was a member of the Incumbent Board or the Bank Incumbent Board, as the case may be; or

(v)	consummation of a reorganization, merger, consolidation or sale of all or substantially all the assets of the Bank or Company or similar transaction occurs (each a “Business Combination”) that results in a change in control. A Business Combination will not be deemed to result in a change in control if: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the voting stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the total voting power represented by the voting securities entitled to vote generally in the election of directors of the resulting entity from the Business Combination (including, without limitation, an entity, which as a result of such transaction, owns the Bank or Company or all or substantially all of the Bank’s or Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions of such voting power as their ownership of the voting stock immediately prior to the Business Combination, and (B) at least a majority of the members of the board of directors of the resulting entity from the Business Combination were members of the Incumbent Board or Bank Incumbent Board, respectively, at the time of the execution of the initial agreement, or action of the Incumbent Board or Bank Incumbent Board providing for such Business Combination; or

(vi)	a proxy statement shall be distributed soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or Bank or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Company, and such proxy statement proposal is approved by the shareholders of the Company, or

(vii)	a tender offer is made and completed for 20% or more of the outstanding securities of the Company.

(c)	Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon Termination for Cause. The term “Termination for Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order which results in loss to the Company or one of its affiliates or material breach of this Agreement. For purposes of the this Section, no act, or the failure to act, on Executive’s part shall be “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Company or its affiliates. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to her a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for her, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause unless otherwise provided in such compensation plan, arrangement, program or grant.

3.	Termination Benefits.

(a)	Upon the occurrence of a Change in Control, followed at any time during the term of this Agreement by the involuntary termination of Executive’s employment, other than for disability or a Termination for Cause, or Executive’s voluntary termination of employment for Good Reason, and subject to the terms and conditions of Sections 17 and 18, the Company or its successor shall pay Executive, or in the event of her subsequent death, her beneficiary or beneficiaries, or her estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to Executive’s three (3) preceding years’ compensation, which three (3) year period shall end on the last day of the month immediately preceding the month in which Executive’s Date of Termination (defined below in Section 4) occurs, or, if such amount is greater, the last day of the month immediately preceding the date of the Change in Control. For purposes of the preceding sentence, compensation shall include the amount of base salary which Executive received during the applicable period (determined prior to any reduction which gave rise to Executive’s voluntary termination for Good Reason) plus a target annual cash bonus amount for each calendar year commencing within the applicable period, which target annual cash bonus amount for each such year shall be equal to the target annual bonus amount established for Executive with respect to such year (regardless of whether the actual annual cash bonus payment for any such year was less than or more than such target annual cash bonus amounts, and without proration). Subject to any delay required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such payments shall be made in a lump sum within five (5) business days of Executive’s Date of Termination relating to such termination of employment, unless Executive has made a prior election (in accordance with procedures established by the Committee) to have such payments made in thirty-six (36) monthly installments (without interest) beginning with the month following the month of Executive’s termination.

(b)	Upon the occurrence of a Change in Control of the Bank or the Company followed at any time during the term of this Agreement by Executive’s voluntary termination of employment for Good Reason or involuntary termination of employment, other than for disability or a Termination for Cause, the Company or its successor will cause to be continued medical, dental, disability and life insurance coverage substantially identical (including coverage amounts, co-pays, deductible amounts and maximum out-of-pocket amounts) to the coverage maintained by the Bank for Executive and her dependents prior to her termination, provided, however, that such coverage shall be deemed to be “substantially identical” if it represents coverage provided by the Bank’s or Company’s successor to its full-time employees. Executive shall be obligated to continue to pay on a monthly basis, the portion of the cost of such insurance coverage that he would be required to pay if her employment continued. Such continuing insurance and payment arrangements shall continue until the earlier of: (i) the date Executive (or her spouse, in the event of Executive’s death) fails to remit to the Company or its successor the required monthly premium amount for such insurance coverage within a thirty (30) day grace period of when such payment is due; (ii) the date Executive obtains insurance coverage from another employer that is not less than that provided by the Company or its successor; (iii) the date of Executive’s death; (iv) age 65; or (v) 60 months from the Date of Termination. Executive’s death shall be considered a qualifying event under COBRA (or any similar or successor provision granting surviving spouses and dependents the right to continue medical and dental coverage) such that Executive’s spouse and dependents may elect to continue coverage at the same premium as in effect on the date of Executive’s death; provided that effective as of the first anniversary of Executive’s death, the premium shall be the COBRA premium applicable to such coverage. If such continuing insurance coverage has not yet terminated in accordance with (i), (ii), (iii) or (iv) of this section, at the end of such 60 month period, Executive shall have the right to further continue medical and/or dental coverage for herself and for her dependents until age 65 unless he dies prior to age 65, in which case her spouse may elect to continue medical and dental coverage for a period of one (1) year following her death. Executive can elect such additional period of coverage by giving notice to the Company or its successor at least thirty (30) days prior to the date such coverage would otherwise terminate. In such instance, Executive shall be obligated to pay an amount for such coverage each month equal to the COBRA premium rate corresponding to the amount of such coverage. Failure by Executive to remit the required payment amount within a thirty (30) day grace period of when such payment is due will result in the extended insurance coverage being terminated.

(c)	In addition to the other benefits provided by this Section 3, Executive shall be entitled to a lump-sum payment of her accrued vacation benefits through the date of Executive’s termination. Executive shall also be entitled to all other payments or benefits to which he may be entitled under the terms of any applicable compensation arrangement or benefit, or fringe benefit plan, program or grant.

(d)	Notwithstanding the preceding paragraphs of this Section 3, in the event it shall be determined that any payment or distribution of any type to or for the benefit of Executive by the Company, any of its affiliates, or any person who acquires ownership or effective control of the Bank or Company or ownership of a substantial portion of the Bank’s or Company’s assets (within the meaning of Section 280G of the Code, and the regulations thereunder) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is subject to the excise tax imposed by Section 4999 of the Code or any similar successor provision or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then, except in the case of a De Minimis Excess Amount (as described below), Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes imposed upon the Gross-Up Payment (including any federal, state and local income, payroll or excise taxes and any interest or penalties imposed with respect to such taxes), Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments (not including any Gross-Up Payment).

        In the event that the amount by which the present value of the Total Payments which constitute “parachute payments” (within the meaning of Section 280G of the Code ) (the “Parachute Payments”) exceeds three (3) times Executive’s “base amount” (within the meaning of Section 280G of the Code) (the “Base Amount”) is less than 3% of the amount determined under Section 3(a) of this Agreement, such excess shall be deemed to be a “De Minimis Excess Amount” and Executive shall not be entitled to a Gross-Up Payment. In such an instance, the Parachute Payments shall be reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s Base Amount; provided that such reduction shall not be made unless the Non-Triggering Amount would be greater than the aggregate value of the Parachute Payments (without such reduction) minus the amount of Excise Tax required to be paid by Executive thereon. The reduction required hereby shall be made by reducing the amount payable under Section 3(a) of this Agreement.

        All determinations as to the portion, if any, of the Total Payments which constitute Parachute Payments, whether a Gross-Up Payment is required, the amount of such Gross-Up Payment, the amount of any reduction, and any amounts relevant to the foregoing paragraphs of this Section 3(d) shall be made by an independent accounting or nationally recognized compensation consulting firm selected by the Company (the “Firm”), in consultation with counsel selected by the Company, which firm and counsel may be, but need not be, the accounting firm or counsel then regularly retained by the Company. The Firm shall provide its determination (the “Determination”), together with detailed supporting calculations, regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and Executive, within five (5) days of a date of termination, if applicable, or such earlier time as requested by the Company or Executive (if Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). Any Determination by the Firm shall be binding upon the Company and Executive. As a result of uncertainty in the application of Sections 280G and 4999 of the Code at the time of the initial Determination by the Firm hereunder, or as a result of a subsequent Determination by the Internal Revenue Service or a judicial authority, it is possible that the Company should have made Gross-Up Payments (“Underpayment”), or that Gross-Up Payments will have been made by the Company which should not have been made (“Overpayment”). In either such event, the Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of the Underpayment, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of Executive. In the case of an Overpayment, Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, including repayment of such Overpayment to the Company.

4.     Notice of Termination. Any purported termination by the Company or by Executive shall be communicated by Notice of Termination to the other party hereto and shall be effective as of the Date of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision of this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given, provided that the Board may remove Executive from her positions and limit her duties and authority during such period without such action being the basis for a voluntary termination for Good Reason by Executive); provided that if, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay Executive her full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue her as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section 4 are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

5.     Source of Payments; Bank Agreement. It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Company. The Company, however, guarantees payment and provision of all amounts and benefits due to Executive under any Special Termination Agreement by and between the Bank and Executive, and if any amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

6.     Effect on Prior Agreements and Existing Benefit Plans. This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to her without reference to this Agreement.

7.     No Attachment.

(a)     Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

(b)     This Agreement shall be binding upon, and inure to the benefit of, Executive, the Company and their respective successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its assets, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law, and such successor shall be deemed the “Company” for purposes of this Agreement.

8.     Modification and Waiver.

(a)     This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)     No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.     Reinstatement of Benefits. In the event Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) (12 USC Section 1818(e)(3)) or 8(g)(1) (12 USC Section 1818(g)(1)) of the Federal Deposit Insurance Act, as amended from time to time (the “FDIA”), during the term of this Agreement and a Change in Control, as defined herein, occurs, the Company will assume its obligation to pay and Executive will be entitled to receive all of the termination benefits that may be provided under any special termination agreement between the Executive and the Bank, upon the notification of the Company of the Bank’s receipt of a dismissal of charges in the notice.

10.     Effect of Action under Bank Agreement. Notwithstanding any provision herein to the contrary, to the extent that payments and benefits are paid to or received by Executive under a Special Termination Agreement between Executive and the Bank, such payments and benefits paid by the Bank will be deemed to satisfy the corresponding obligations of the Company under this Agreement.

11.     Severability. If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

12.     Construction; Headings for Reference Only. The language used in this Agreement will be deemed to be the language chosen by Company and Executive to express their mutual intent and no rule of strict construction shall be applied against any person. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and the pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine or neuter. The headings of the sections of this Agreement are for reference purposes only and do not define or limit, and shall not be used to interpret or construe the contents of this Agreement. The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

13.     Governing Law. This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Delaware.

14.     Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the applicable rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek specific performance of Executive’s obligations under Section 16 below in an applicable court and Executive shall be entitled to seek in the applicable court the specific performance of her right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

15.     Payment of Legal Fees. All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company, regardless of whether or not Executive is successful on the merits of such dispute or question pursuant to any legal judgment, arbitration or settlement. Such payments are guaranteed by the Company pursuant to Section 5 hereof. Notwithstanding the foregoing, Executive shall not be entitled to the reimbursement of legal fees and shall be required to return any payments of legal fees paid by the Company on Executive’s behalf if it is determined, pursuant to any judgment, arbitration or settlement that Executive acted in bad faith or undertook frivolous litigation.

16.     Post-Termination Obligations.

(a)     During the term of this Agreement and until the earlier of this Agreement’s expiration or one (1) year after the Date of Termination, Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

(b)     Except in the course of her employment and in the pursuit of the business of the Company or its affiliates, Executive shall not, during the course of her employment, or following termination of her employment for any reason, directly or indirectly, disclose, publish, communicate or use on her behalf or another’s behalf, any Confidential Information that he has learned or developed while in the employ of the Company or its affiliates, proprietary information or other data of the Company or its affiliates. Executive acknowledges that unauthorized disclosure or use of such Confidential Information, other than in discharge of Executive’s duties, will cause Company or its affiliates irreparable harm.

        For purposes of this Section, “Confidential Information” means trade secrets (such as technical and non-technical data, a program, method, technique, process) and other confidential or proprietary information concerning the products, processes, services, or customers of Company or its affiliates, including but not limited to: computer programs;

marketing, or organizational research and development; business or strategic plans; financial forecasts; personnel information, including the identity of other employees of the Company or its affiliates, their responsibilities, competence, abilities, and compensation; pricing and financial information; current and prospective customer lists and information on customers or their employees; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of major equipment or property, which information: (a) has not been made generally available to the public; and (b) is useful or of value to the current or anticipated business, or research or development activities of the Company or its affiliates; or (c) has been identified to Executive as confidential by the Company or its affiliates, either orally or in writing.

(c)	During the term of this Agreement and for one (1) year after the Date of Termination under circumstances described in Section 2(a) hereunder (which period shall be tolled during a period of the continuance of any actual breach or violation of this Section 16(c)), Executive will not, except in the performance of her duties, directly or indirectly solicit, induce or encourage (i) any customer of the Company or its affiliates to terminate such customer’s relationship with the Company or its affiliates, or (ii) any individual who, as of the date immediately preceding the Date of Termination, is an employee of the Company any of its affiliates, to terminate his or her relationship with the Company or its affiliates. For purposes of this Section 16(c), “customer” means any business, entity or person which is or at any time during the six months prior to Executive’s Date of Termination, was a customer of the Company or any affiliate and with which Executive had contact prior to the Date of Termination.

(d)	Executive acknowledges that the restraints and agreements herein provided are fair and reasonable, that enforcement of the provisions of this Section 16 will not cause her undue hardship and that said provisions are reasonably necessary and commensurate with the need to protect the Company and its affiliates and their legitimate and proprietary business interests and property from irreparable harm. Therefore, Executive agrees that, in addition to any other remedies at law or in equity available to the Company or its affiliates for Executive’s breach or threatened breach of this Section 16, the Company or its affiliates is entitled to specific performance or injunctive relief, without bond, against Executive to prevent such damage or breach, and the existence of any claim or cause of action Executive may have against the Company or its affiliates will not constitute a defense thereto.

17.	Conditions to Benefits under Section 3. Any payments or benefits made or provided pursuant to Section 3 are subject to Executive’s:

(i)	compliance with the provisions of Section 16 hereof (to the extent applicable);

(ii)	delivery to the Company of an executed Release and Severance Agreement, which shall be substantially in the form attached hereto as Exhibit A, with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose; and

(iii)	delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.

(b)	Notwithstanding the due date of any post-employment payments, any amounts due under Section 3 shall not be due until after the expiration of any revocation period applicable to the Release and Severance Agreement.

18.	Code Section 409A. It is intended that any amounts payable under this Agreement, and the Company’s and Executive’s exercise of authority or discretion hereunder, shall comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Executive to the payment of any interest or additional tax imposed under Section 409A of the Code. In furtherance of this intent, (a) if, due to the circumstances in existence at the time payments may become due to Executive under Section 3, the date of payment or the commencement of such payments or benefits thereunder must be delayed for six months in order to meet the requirements of Section 409A(a)(2)(B) of the Code applicable to “specified employees,” then any such payment or payments or benefits to which Executive would otherwise be entitled during the first six months following the date of separation from service shall be accumulated and paid as of the first day of the seventh month following the date of separation from service, and (b) to the extent that any Treasury regulations, guidance or changes to Section 409A after the date of this Agreement would result in Executive becoming subject to interest and additional tax under Section 409A of the Code, the Company and Executive agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A.

19.	Survival. Provisions of the Agreement shall survive the termination of the Executive’s employment with the Company to the extent provided herein.

20.	Signatures.

        IN WITNESS WHEREOF, the parties have executed this Agreement on April __, 2007, effective as of the date indicated above.

ATTEST:	MAF BANCORP, INC.

_________________________	By:_________________________
Secretary	Its:_________________________

WITNESS:
_________________________	_________________________
Secretary	Executive

Exhibit A to Special Termination Agreement

RELEASE AND SEVERANCE AGREEMENT

        THIS RELEASE AND SEVERANCE AGREEMENT is made and entered into this ____ day of _________, _____ by and between MAF BANCORP, INC. and its direct and indirect subsidiaries and affiliates (including, without limitation, MID AMERICA BANK, fsb) (collectively, “MAF”) and Executive (hereinafter “EXECUTIVE”).

        EXECUTIVE’S employment with MAF terminated on __________, ______; and EXECUTIVE has voluntarily agreed to the terms of this RELEASE AND SEVERANCE AGREEMENT in exchange for severance benefits under the Special Termination Agreement (“Termination Agreement”) to which EXECUTIVE otherwise would not be entitled.

        NOW THEREFORE, in consideration for severance benefits provided under the Termination Agreement and except as provided below, EXECUTIVE on behalf of EXECUTIVE and EXECUTIVE’S spouse, heirs, executors, administrators, children, and assigns does hereby fully release and discharge MAF, its officers, directors, employees, agents, subsidiaries and divisions, benefit plans and their administrators, fiduciaries and insurers, successors, and assigns from any and all claims or demands for wages, back pay, front pay, attorneys’ fees and other sums of money, insurance, benefits, contracts, controversies, agreements, promises, damages, costs, actions or causes of action and liabilities of any kind or character whatsoever, whether known or unknown, from the beginning of time to the date of this Agreement, relating to EXECUTIVE’S employment or termination of employment from MAF, including but not limited to any claims, actions or causes of action arising under the statutory, common law or other rules, orders or regulations of the United States or any State or political subdivision thereof including the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.

        EXECUTIVE acknowledges that EXECUTIVE’S obligations pursuant to Section 16 of the Termination Agreement relating to the use or disclosure of confidential information and non-solicitation of customers and employees shall continue to apply to EXECUTIVE.

        This release does not affect EXECUTIVE’S or EXECUTIVE’S dependents’, heirs’ or assigns’ rights to any benefits to which EXECUTIVE or such persons or entities may be entitled under any employee benefit plan, program or arrangement sponsored or provided by MAF, including but not limited to the Termination Agreement and the plans, programs and arrangements referred to therein. This release shall also not affect EXECUTIVE’S or EXECUTIVE’S dependents’, heirs’ or assigns’ rights under the Termination Agreement or otherwise to indemnification or coverage and benefits under any directors and officers insurance coverage.

        EXECUTIVE and MAF acknowledge that it is their mutual intent that the Age Discrimination in Employment Act waiver contained herein fully comply with the Older Workers Benefit Protection Act. Accordingly, EXECUTIVE acknowledges and agrees that:

(a) The severance benefits exceed the nature and scope of that to which EXECUTIVE would otherwise have been legally entitled to receive.

(b) Execution of this Agreement and the Age Discrimination in Employment Act waiver herein is EXECUTIVE’S knowing and voluntary act;

(c) EXECUTIVE has been advised by MAF to consult with EXECUTIVE’S personal attorney regarding the terms of this Agreement, including the aforementioned waiver;

(d) EXECUTIVE has had at least forty-five (45) calendar days within which to consider this Agreement;

    (e)        EXECUTIVE has the right to revoke this Agreement in full within seven (7) calendar days of execution and that none of the terms and provisions of this Agreement shall become effective or be enforceable until such revocation period has expired;

(f) EXECUTIVE has read and fully understands the terms of this Agreement; and

(g) Nothing contained in this Agreement purports to release any of EXECUTIVE’S rights or claims under the Age Discrimination in Employment Act that may arise after the date of execution.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated above.

MAF BANCORP, INC.	EXECUTIVE
for itself and subsidiaries and
affiliates

By:_________________________	__________________________
Its:_________________________	Executive

MAF Bancorp, Inc. has executed an amended and restated Special Termination Agreement in the form of this exhibit, effective as of January 1, 2007, with each of the Executive Officers listed below.

The agreements are substantially identical in all material respects except as otherwise indicated.

Executive	Original Date of Agreement	Title
Gerard Buccino	April 19, 1990	Executive Vice President - Risk Management
James S. Eckel (1)	October 1, 2006	Executive Vice President - Marketing
Jennifer Evans	June 1, 2004	Executive Vice President - General Counsel
William Haider	April 27, 1993	Senior Vice President of MAF Bancorp, Inc; President -MAF Developments, Inc.
Michael Janssen	April 19, 1990	Executive Vice President - Investor Relations and Taxation
Edward Karasek	October 1, 2006	Executive Vice President - Operations
David Kohlsaat	April 27, 1993	Executive Vice President - Administration
Thomas Miers	April 27, 1993	Executive Vice President - Retail Banking
Sharon Wheeler	April 27, 1993	Executive Vice President - Residential Lending

(1)     The termination benefits described in Section 3(a) of Mr. Eckel’s agreement are equal to the sum of the preceding year’s compensation. The maximum period of continuing insurance and payment arrangements (as described in section 3(b)(v) and subsequent references within section 3(b)) is 12 months.